UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 14A

                    Proxy Statement Pursuant to Section 14(a)
            of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement          [_]  Soliciting Material Pursuant to
[_]  Confidential, For Use of the              SS.240.14a-11(c) or SS.240.14a-12
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials


                                DAKTRONICS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction applies:

________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:

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3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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________________________________________________________________________________
5)   Total fee paid:

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     [_]  Fee paid previously with preliminary materials:
     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          1)   Amount previously paid:

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________________________________________________________________________________

                                DAKTRONICS, INC.
                                 331 32nd Avenue
                          Brookings, South Dakota 57006

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 21 AUGUST 2002


To the Shareholders of Daktronics, Inc.:

Notice is hereby given that the Annual Meeting of Shareholders of Daktronics, Inc., will be held at Daktronics, Inc., 331 32nd Avenue, Brookings, South Dakota 57006 on Wednesday, August 21, 2002 at 7:00 p.m. Central Daylight Time, for the following purposes:

     1.   To elect directors duly nominated for a term expiring in 2005:
               Aelred J. Kurtenbach, Robert D. Dutcher, Nancy D. Frame.

     2. To ratify the appointment of Ernst & Young, LLP as independent auditors for the Company for the fiscal year ending May 3, 2003.

     3. To consider and vote upon the proposal to approve the Daktronics, Inc. 2002 Employee Stock Purchase Plan.

     4. To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.

Only the shareholders of record of Daktronics Common Stock at the close of business on 3 July 2002 will be entitled to receive notice of and to vote at the meeting or any adjournment thereof.

You are cordially invited to attend the meeting. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. If you later desire to revoke your proxy, you may do so at any time before it is exercised. Shareholders who are present at the meeting may withdraw their Proxy and vote in person if they so desire.

                                            By order of the Board of Directors,



                                            Carla S. Gatzke, Secretary



22 July, 2002

                                DAKTRONICS, INC.

                                TABLE OF CONTENTS


                                                                           Pages
                                                                           -----

Information About the Meeting..............................................  1

Proposal #1-Election of Directors..........................................  2

Director Compensation......................................................  4

Executive Compensation.....................................................  5

Performance Graph..........................................................  7

Report of the Audit Committee..............................................  7

Report of the Compensation Committee.......................................  8

Security Ownership of Certain Beneficial Owners and Management.............  9

Proposal #2-Ratification of Appointment of Independent Certified
    Public Accountants..................................................... 10

Proposal #3-Approval of Daktronics, Inc. 2002 Employee Stock
    Purchase Plan.......................................................... 10

Other Matters.............................................................. 13

Shareholder Proposals for the Next Annual Meeting.......................... 14

                                DAKTRONICS, INC.
                                 331 32nd Avenue
                          Brookings, South Dakota 57006

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS

                                 AUGUST 21, 2002

     This Proxy Statement is furnished in connection with the solicitation of the enclosed proxy by the Board of Directors of Daktronics, Inc. ("Daktronics" or the "Company") for use at the Annual Meeting of Shareholders to be held on Wednesday, August 14, 2002, at Daktronics, Inc., 331 32nd Avenue, Brookings, South Dakota at 7:00 p.m. Central Daylight Time, and at any adjournment thereof, for the purposes set forth in the Notice of Annual Meeting of Shareholders.

         Shares of Common Stock represented by proxies in the form solicited will be voted in the manner directed by a shareholder. If no direction is made, the proxy will be voted (1) for election of the three nominees for Directors for terms expiring in 2005, Aelred J. Kurtenbach, Robert G. Dutcher, Nancy D. Frame,
(2) for ratification of appointment of Ernst & Young, LLP as independent auditors for the Company for the fiscal year ending May 3, 2003, and (3) approval of reserving shares for the proposed Daktronics, Inc. 2002 Employee Stock Purchase Plan. A shareholder may revoke his or her proxy at any time before it is voted by delivering to the Secretary of the Company a written notice of termination of the proxy's authority, by filing with the Secretary of the Company another proxy bearing a later date, or by appearing and voting at the meeting. This Proxy Statement and the form of proxy enclosed are being mailed to shareholders commencing on or about July 21, 2002.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed by the Company for the meeting, and the number of shareholders present in person or by proxy will determine whether or not a quorum is present. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum for all matters. Shares abstaining will be treated as un-voted. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote by the inspectors of election with respect to that matter. The three persons receiving the most votes will be elected for directors and the other issues will be determined by a majority of the votes cast.

     Only the holders of the Company's Common Stock whose names appear of record on the Company's books at the close of business on July 12, 2002 will be entitled to vote at the annual meeting. At the close of business on April 26, 2002, a total of 18,251,404 shares of Common Stock were outstanding. The holders of one-third of the shares of Common Stock issued and outstanding and entitled to vote at the 2002 Annual Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business. If a quorum should not be present, the 2002 Annual Meeting may be adjourned from time to time until a quorum is present. Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders, except that with respect to the election for directors every shareholder shall have the right to vote, in person or by proxy, the number of shares owned by the holder for as many persons as there are directors to be elected, or to cumulate the holder's votes by giving one candidate the number of votes which is equal to the number of directors to be elected multiplied by the number of the holder's shares, or by distributing such cumulated votes among any number of candidates.

     Participants in the Company's 401(k) plan who have Daktronics shares as one of their 401(k) investment selections are entitled to instruct the trustee of the 401(k) plan how to vote their shares of Common Stock. Each participant will receive a voting instruction card to direct the trustee to vote that participant's shares. If a participant does not timely return a completed voting instruction card, the trustee will vote the shares allocated to that participant in the same proportion as the shares which are voted by all participants under the 401(k) plan.

     The Company will pay expenses in connection with the solicitation of proxies. Proxies are being solicited primarily by mail, but, in addition, officers and regular employees of the Company who will receive no extra compensation for their services may solicit proxies by telephone, email or personal calls. The Company may reimburse brokerage firms and others for their expenses in forwarding solicitation materials to the beneficial owners of Common Stock.

     A copy of the Company's Annual Report for the fiscal year ended April 27, 2002 is being furnished to each shareholder with this Proxy Statement.



PROPOSAL # 1 - ELECTION OF DIRECTORS

     Pursuant to the Company's Articles of Incorporation, the Board of Directors is divided into three classes serving staggered three-year terms expiring at each successive annual meeting of shareholders. The terms of Aelred J. Kurtenbach, Charles S. Roberts and Nancy D. Frame expire at the 2002 Annual Meeting, Frank J. Kurtenbach, James A. Vellenga and Roland J. Jensen expire at the 2003 Annual Meeting, and James B. Morgan, John L. Mulligan and Duane E. Sander expire at the 2004. Dr. Roberts is retiring from the Board after serving as a Director for 33 years, since the Company's incorporation.

     The persons named in the accompanying proxy will vote for the election of the three nominees described herein, unless authority to vote is withheld. The Board of Directors has been informed that each of the three nominees is willing to serve as a director; however, if any nominee should decline or become unable to serve as a director for any reason, the proxy may be voted for such other person as the proxies shall, in their discretion, determine.

     The following table sets forth certain information as of July 3, 2002 concerning the three nominees for election as directors of the Company and the continuing directors:

Name and Age                     Position with Company
------------                     ---------------------

NOMINEES FOR TERMS EXPIRING AT THE 2002 ANNUAL MEETING
     Aelred J. Kurtenbach (68)   Chairman and Director
     Robert G. Dutcher (57)      Director
     Nancy D. Frame (57)         Director

DIRECTORS FOR TERMS EXPIRING AT THE 2003 ANNUAL MEETING
     Frank J. Kurtenbach (64)    Vice President, Sales and Director
     Roland J. Jensen (71)       Director
     James A. Vellenga (67)      Director

DIRECTORS FOR TERMS EXPIRING AT THE 2004 ANNUAL MEETING
     James B. Morgan (55)        President, Chief Executive Officer and Director
     Duane E. Sander (64)        Director
     John L. Mulligan (63)       Director

     AELRED J. KURTENBACH, PH.D. is a co-founder of the Company and has served as a director of the Company since its incorporation. Dr. Kurtenbach is currently serving as Chairman of the Board of Directors. He also served as President of the Company until 1999 and CEO until 2001. He served as Treasurer until 1993. Dr. Kurtenbach has extensive experience in the fields of communication engineering and control system design, technical services, computer systems, electrical engineering education and business management. Dr. Kurtenbach holds B.S., M.S. and Ph.D. degrees in Electrical Engineering from South Dakota School of Mines and Technology, the University of Nebraska and Purdue University, respectively.

     ROBERT G. DUTCHER is chairman, president and CEO of Possis Medical, Inc, a medical device company located in Minneapolis, MN. Prior to joining Possis Medical in 1985, Dutcher was with Medtronics, Inc. for twelve years, most recently as Director of Research and Development. He previously worked in an engineering capacity for Control Data Corporation and Honeywell, Inc. He is the inventor of twenty-one U.S. medical device patents. Mr. Dutcher holds a B.S. degree in Electrical Engineering from South Dakota State University (SDSU) and an M.S. in Electrical Engineering from the University of Minnesota.

     NANCY D. FRAME was elected as a director in 1999. Prior to her retirement, Ms. Frame was the Deputy Director of the United States Trade and Development Agency in Washington, D.C., a position she held from 1986 to 1999. From 1976 to 1986 she held various positions in the legal profession, specializing in international trade and commercial law. She obtained her law degree from Georgetown University, Washington, D.C.

     FRANK J. KURTENBACH joined the Company in 1979 as Sales Manager of the Standard Scoreboard Division, which was expanded to include other products in 1981. He has served as Sales Manager for the Company since 1982, as a director since 1984 and as Vice President, Sales since November 1993. Mr. Kurtenbach has a M.S. degree from SDSU. Aelred Kurtenbach and Frank Kurtenbach are brothers.

     ROLAND J. JENSEN worked in various capacities from 1960 to 1990 with Northern States Power Company, an electric and natural gas utility, ending his service as Senior Vice President of Power Supply. From 1990 to his retirement in January 1994, he was Chairman and CEO of NRG Energy, Inc., a Minneapolis-based energy services company. Mr. Jensen has served as a director of the Company since 1994.

     JAMES A. VELLENGA was elected as a director in 1997. Mr. Vellenga is President, CEO and Chairman of the Board of Uptech Automation Inc. From 1988 to 1998 he held various senior management positions at Aetrium Inc., most recently as the Vice President of Technology. Prior to joining Aetrium Inc., Mr. Vellenga was a founder and Vice President of Operations of Lee Data Corporation. During the formative years of the computer industry, (1957-1979) Mr. Vellenga worked at Remington Rand Univac, Control Data Corporation and Data 100 Corporation involved in the design and management of computer products. Mr. Vellenga holds a B.S. degree in Electrical Engineering from SDSU.

     JAMES B. MORGAN joined the Company in 1969 as a part-time engineer while earning his M.S. degree in Electrical Engineering from South Dakota State University. Mr. Morgan became President and Chief Operating Officer of the Company in 1999 and Chief Executive Officer in 2001. He served as its Vice President, Engineering, with responsibility for product development, contract design, project management for customer contracts, and corporate information systems, from 1976 to 1999. Mr. Morgan has also served as a director since 1984.

     DUANE E. SANDER, PH.D. is a co-founder of the Company and has served as a director since its incorporation. He also served as Corporate Secretary from incorporation until 2001. Dr. Sander is currently employed at the South Dakota State University Foundation. He served as Dean of Engineering at SDSU from 1990-1999, and taught electrical engineering courses and directed biomedical research projects since 1967.

     JOHN L. MULLIGAN was elected as a director of the Company in 1993. Since 1995, he has been employed as Vice President and financial advisor with Morgan Stanley Dean Witter, in the same capacity as when he was employed with Mesirow Financial from late 1990 through mid 1993. In 1993 and 1994, he served as principal of Mulligan Financial, a financial services firm that he founded. From 1967 to March 1990, he served as President, Chairman, Chief Executive Officer and director of American Western Corporation. Mulligan maintains his Certified Public Accountant certification.

DIRECTOR COMPENSATION

     The current non-employee directors of the Company include Mulligan, Sander, Roberts, Jensen, Frame, and Vellenga. During fiscal 2002 each non-employee director received, for their services as a director, a $2,000 retainer, $1,500 for each meeting attended in person, $500 for each committee meeting attended in person (telephonic participation in all meetings at one-half rate), and reimbursement of all out-of-pocket expenses incurred in attending meetings. The non-employee directors also receive stock options under the Company's 2001 Outside Directors Stock Option Plan. In August 2001, Mr. Mulligan and Mr. Sander each received 12,000 shares for each of the three years of their term under the 2001 Outside Directors Stock Option Plan, for a total of 36,000 shares, which are subject to vesting restrictions under the plan and have an exercise price of $10.09 per share. Dr. Sander did not receive any additional compensation for serving as Secretary of the Company.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company has an Audit Committee consisting of John L. Mulligan (chair), James A. Vellenga and Duane E. Sander; and a Compensation Committee consisting of Roland Jensen (chair), Charles S. Roberts, and Nancy Frame. The Company has no standing nominating committee. The Board as a whole performs the functions that would otherwise be delegated to a nominating committee.

     The Board of Directors held four regular and 1 telephone meeting during fiscal 2002. All incumbent directors attended at least 75% of the Board meetings. The Board also passed one resolution during fiscal 2002 by written consent.

     The Audit Committee held two meetings in Fiscal 2002. The Audit Committee reviews the activities of the Company's independent accountants and the results of audits made by these professionals. None of the members of the Audit Committee are employees of the Company.

     The Compensation Committee held three meetings during fiscal 2002. The Compensation Committee is responsible for making recommendations to the Board of Directors regarding compensation of the Company's executive officers and stock option awards under the Company's 2001 Incentive Stock Option Plan as amended. None of the members of the Compensation Committee are employees of the Company and all executive officers that serve on the Board of Directors abstain from voting on compensation affecting those executive officers that are Board members.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     There are no compensation committee interlocks with other companies and none of the members of the committee has been an officer, employee or insider of the Company or its subsidiaries.

EXECUTIVE COMPENSATION

CASH AND OTHER COMPENSATION

     The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the Company's Chief Executive Officer, and each of the other executive officers, whose total annual salary and bonus exceeded $100,000 during fiscal 2002.

                           SUMMARY COMPENSATION TABLE

                                                                                           Long-Term Compensation
                                             Annual Compensation(1)                                Awards
                                             ----------------------                                ------
                                     Fiscal                                                       Securities
                                      Year                                    All Other           Underlying
  Name and Principal Position         Ended      Salary     Bonus(2)       Compensation(3)        Options(#)(4)
  ---------------------------        ------    --------     --------       ---------------       -------------
Dr. Aelred J. Kurtenbach              2002     $242,596          $0             $2,733             10,000
  Chairman                            2001      271,154      75,000              3,750             30,000
  And Director                        2000      225,385      62,500              1,531             40,000

James B. Morgan                       2002     $241,346          $0             $3,699             10,000
  President, Chief Executive          2001      222,571      62,500              3,000             24,000
  Officer and Director                2000      181,217      50,000              1,577             32,000

Frank J. Kurtenbach                   2002     $127,431          $0             $3,632              5,000
  Vice President                      2001      127,960      33,000              2,789              8,000
  And Director                        2000      118,389      31,250              1,584             12,000
-----------------------

(1) Annual Compensation excludes personal benefits received by the named person to the extent that the aggregate amounts thereof were less than 10% of the total of that person's annual salary and bonus.

(2)  Reflects bonus earned during the fiscal year.

(3) Company match to employee contributions under the Company's 401(k) Retirement and Savings Plan.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

The following table sets forth information relating to stock options and stock appreciation rights (SARs) awarded to the executive officers named in the Summary Compensation Table under the Company's 2001 Stock Option Plan during fiscal 2002. No SARs have been awarded by the Company.

                        OPTION/SAR GRANTS IN FISCAL 2002

                               Individual Grants
                           --------------------------
                                                                                    Potential Realizable Value at
                           Number of     % of Total                                    Assumed Annual Rates of
                           Securities    Options/SARs                               Stock Price Appreciation for
                            Underlying     Granted to   Exercise or                          Option Term
                           Options/SARs    Employees    Base Price     Expiration   -----------------------------
         Name              Granted(#)       in 2002     ($/share)(4)      Date             5%             10%
         ----              ------------     -------     ----------        ----             --             ---
Dr. Aelred J. Kurtenbach     10,000(1)        5.7%        $7.5400      11/12/2011       $47,419        $120,168
James B. Morgan              10,000(1)        5.7%        $7.5400      11/12/2011        47,419         120,168
Frank J. Kurtenbach           5,000(2)        2.9%        $7.5400      11/12/2011        23,709          60,084

------------------

1. The options were granted under the 2001 Stock Option Plan and become first exercisable as follows: 2,000 on November 13, 2002, 2,000 on November 13, 2003, 2,000 on November 13, 2004, 2,000 on November 13, 2005, and 2,000 on
     November 13, 2006.

2. The options were granted under the 2001 Stock Option Plan and become first exercisable as follows: 1,000 on November 13, 2002, 1,000 on November 13, 2003, 1,000 on November 13, 2004, 1,000 on November 13, 2005, and 1,000 on
     November 13, 2006.



OPTION/SAR EXERCISE AND HOLDINGS

     The following table sets forth information relating to unexercised options held as of April 27, 2002 by the executive officers named in the Summary Compensation Table.

                 AGGREGATED OPTION/SAR EXERCISES IN FISCAL 2002
                     AND OPTION/SAR VALUES AT APRIL 27, 2002

                                                            Number of Unexercised            Value of Unexercised
                              Shares                      Securities Underlying                 In-the Money
                             Acquired                     Options/SARs at 4/27/02(#)      Options/SARs at 4/27/02($)
                               on           Value        ----------------------------    ----------------------------
          Name              Exercise(#)   Realized($)    Exercisable   Un-exercisable    Exercisable   Un-exercisable
          ----              -----------   -----------    -----------   --------------    -----------   --------------
Dr. Aelred J. Kurtenbach        40,000       $282,456         82,000           98,000     $  461,933        $ 411,930
James B. Morgan                 31,500        213,373        153,300           65,200      1,083,734          237,788
Frank J. Kurtenbach                  0              0         31,200           25,800        207,225           97,163

PERFORMANCE GRAPH

     The following graph illustrates a comparison of cumulative total returns for the Company vs. the NASDAQ Market Index and the Media General Industry Group Index from May 02, 1997 to April 27, 2002. The graph assumes $100 invested May 2, 1997. No dividends were issued during that time.

                              [PLOT POINTS CHART]

                          1997      1998     1999      2000      2001      2002
DAKTRONICS, INC          100.00    203.13   246.88    453.13   1165.05    925.00
MG GROUP INDEX           100.00    142.34   139.53    306.87    194.08    147.39
NASDAQ MARKET INDEX      100.00    148.53   196.14    304.76    170.17    136.74



REPORT OF THE AUDIT COMMITTEE

     The Board of Directors maintains an Audit Committee comprised of three of the Company's outside directors. The Board of Directors and the Audit Committee believe that the Audit Committee's current member composition satisfies the rule of the National Association of Securities Dealers, Inc. ("NASD") that governs audit committees, including the requirement that audit committee members all be independent directors.

     In accordance with its written charter adopted by the Board of Directors (included in the 2001 Proxy Statement), the Audit Committee assists the Board of Directors with fulfilling its oversight responsibility regarding the practices, quality and integrity of the accounting, auditing, and financial reporting practices of the Company. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:
     1. Reviewed and discussed the audited financial statements with management;
     2. Discussed with the independent auditors the material required to be discussed by Statement on Auditing Standards No. 61; and
     3. Reviewed the written disclosures and the letter from the independent auditors required by the Independence Standards Board's Standard No. 1, and discussed with the independent auditors any relationships that may impact their objectivity and independence.

     Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended April 27, 2002 as filed with the Securities and Exchange Commission.

                     AUDIT COMMITTEE
                     John L. Mulligan, Chair; James A. Vellenga; Duane E. Sander

REPORT OF THE COMPENSATION COMMITTEE

CASH COMPENSATION

     The Company's compensation philosophy is to target executive salaries close to the median market rate paid for comparable positions within the Midwest region for similar size companies. The Compensation Committee reviewed base salaries for executive officers in November 2001. Company fiscal 2001 performance was also considered. Based upon this review, the Committee approved a 10% increase for Aelred Kurtenbach (after reduction to half-salary for change to part-time status) and James Morgan, and a 3% increase for Frank Kurtenbach. [These increases were not implemented during the fiscal year based on management consensus. In addition, company management salaries were further reduced by 10% for the 2nd half of Fiscal 2002.] Salaries are reviewed annually.

     For fiscal 2002, the Committee approved a formula based performance bonus plan for executive officers, consisting of one month's salary if after tax earnings exceed 14.5% of beginning stockholders equity, and increasing linearly with performance to a maximum bonus of three month's salary if after tax earnings exceed 18.5% of beginning stockholders equity. For Fiscal 2002, the executive officers earned no bonuses under the plan.

EQUITY BASED COMPENSATION

     In August 2001, the shareholders approved Daktronics 2001 Incentive Stock Option Plan. The Compensation Committee determines awards under this plan for executive officers and approves awards for other employees based upon the recommendation of the Company's executive officers. In November 2001, the Committee awarded Aelred Kurtenbach and James Morgan options to purchase 10,000 shares each of Common Stock and allowed 170,000 options to be granted per James Morgan's discretion.

     The exercise price per share of these options was established as the average between the closing bid and asked price quotations for the Common Stock as reported by the National Association of Securities Dealers Automatic Quotation System (NASDAQ) on November 13, 2001, which was $7.54. Subject to accelerated vesting upon "change in control" of the Company as defined in the Option Plan, the outstanding options generally vest 20% each year commencing November 13, 2002.

     The Committee's basis for these awards was the Company's performance, as measured in increased net sales and results of operations, over the last three years and review of awards by comparable companies. The number of options granted to the executive officers, including the Chief Executive Officer, was less than the average of comparable companies for similar positions. The terms of these options, including duration, vesting, and exercise price were similar to that of comparable companies.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     The Committee determined the Chief Executive Officer's compensation in the same manner described above for all executive officers of the Company. The Committee recommended Aelred Kurtenbach's salary to be $165,000, concurrent with his change to part-time status and the transition of CEO title from Kurtenbach to James Morgan. The Committee recommended James Morgan's salary be $275,000. [Both deferred their 10% increases and accepted a further 10% reduction for the 2nd half of Fiscal 2002]. Based upon the bonus plan described above, Kurtenbach and Morgan earned no bonuses for fiscal 2002. The Committee awarded to Aelred Kurtenbach and James Morgan OPTIONS to purchase 10,000 shares each of Company Stock at exercise price of $7.54.

                   COMPENSATION COMMITTEE
                     Roland J. Jensen, Chair; Charles S. Roberts; Nancy D. Frame

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information, as of April 27, 2002, regarding the beneficial ownership of Common Stock of the Company by (i) each person or group who is known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) all directors and nominees of the Company,
(iii) each individual named in the Summary Compensation Table and (iv) all directors and executive officers of the Company as a group. The Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole voting and investment power (or share such powers with spouse) with respect to the shares, subject to the information contained in the notes to the table.

Name and Address                                                                 Percent of
(if applicable) of                                         Shares               Outstanding
Beneficial Owner                                    Beneficially Owned(1)          Shares(1)
----------------                                    ---------------------       ------------
Daktronics, Inc.
401(k) Retirement and Savings Plan(2) ............       1,170,903(2)               6.4%

James B. Morgan....................................        813,490(3)               4.5%
John L. Mulligan...................................         69,000(4)                  *
Dr. Duane E. Sander(5).............................        824,400(6)               4.5%
Dr. Aelred J. Kurtenbach(5)........................      1,575,797(7)               8.6%
Charles S. Roberts, M.D............................        121,216(8)                  *
Frank J. Kurtenbach................................        666,893(9)               3.6%
Roland J. Jensen...................................         69,600(10)                 *
James A. Vellenga..................................         60,000(11)                 *
Nancy D. Frame.....................................         39,000(12)                 *
Robert G. Dutcher..................................              0                     *
   All executive officers, directors, and nominees
           as a group (10 persons).................      4,263,021                 23.2%

Wellington Management Company......................      1,283,800(13)              7.0%
-----------------------

* Represents less than 1%
(1) For purposes of this table, a person or group of persons is deemed to beneficially own shares issuable upon the exercise of options that are currently exercisable or that become exercisable within sixty days after the date hereof.
(2) The Common Stock held by the Daktronics, Inc. 401(k) Retirement and Savings Plan and allocated to the plan participants are voted by the Trustee, according to the instructions of the plan respective participants.
(3) Morgan includes 153,300 shares issuable pursuant to currently exercisable stock options and 18,446 shares held in the 401(k) plan.
(4) Mulligan includes 60,000 shares issuable pursuant to currently exercisable stock options.
(5)  Kurtenbach's address is 331 32nd Avenue, Brookings, South Dakota 57006.
(6) Sander includes (i) 60,000 shares issuable pursuant to currently exercisable stock options, (ii) 352,040 shares owned by spouse and (iii) 50,160 shares owned by son.
(7) Aelred Kurtenbach Includes (i) 82,000 shares issuable pursuant to currently exercisable stock options, (ii) 55,737 shares held through the 401(k) plan, and (iii) 745,680 shares owned by spouse.
(8) Roberts includes 24,000 shares issuable pursuant to currently exercisable stock options.
(9) Frank Kurtenbach includes (i)31,200 shares issuable pursuant to currently exercisable stock options and (ii) 15,573 shares held through the 401(k) plan, and (iii) 140,000 shares owned by spouse.
(10) Jensen includes 40,000 shares issuable pursuant to currently exercisable stock options.
(11) Vellenga includes 40,000 shares issuable pursuant to currently exercisable stock options.
(12) Frame includes 36,000 shares issuable pursuant to currently exercisable stock options.
(13) Shares reported as of 31 March 2002.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors and persons who beneficially own more than ten percent (10%) of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission
(SEC) and furnish copies of those reports to the Company. Based on a review of the copies of such forms furnished to the Company, and written representations from the executive officers and directors, the Company believes that Section 16(a) filing requirements were complied with during fiscal 2002, except for the following filings of Form 4 reports for option grant or exercise transactions that were inadvertently not timely: one report for one transaction for James Morgan, one report for one transaction for John Mulligan, and one report for one transaction for Duane Sander.


PROPOSAL #2 - RATIFY APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors, at the recommendation of the Audit Committee, recommends that the shareholders ratify the appointment of Ernst & Young, LLP as independent auditors for the Company for the year ending May 3, 2003.

     McGladrey & Pullen, LLP served as independent auditors for the Company for the year ended April 27, 2002. McGladrey & Pullen, LLP provided services in connection with the audit of the financial statements of the Company for the year ended April 27, 2002, assistance with the Company's Annual Report submitted to the Securities and Exchange Commission on Form 10-K and quarterly reports filed with the Securities and Exchange commission, and consultation on matters relating to accounting and financial reporting. Representatives of McGladrey & Pullen, LLP are not expected to be present at the Annual Meeting.

AUDIT FEES

     The aggregate fees billed by McGladrey & Pullen, LLP for professional services rendered for the audit of annual financial statements, for assistance with Form 10-K, review of quarterly Forms 10-Q, attendance at Audit Committee meetings and consultation on audit and accounting matters were approximately $99,000 for the year ended April 27, 2002.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     McGladrey & Pullen, LLP or associated entities provided no systems design and implementation services for the company.

ALL OTHER FEES

     The aggregate fees billed by McGladrey & Pullen, LLP or associated entities for all other non-audit services, including services in connection with the Company's tax returns were approximately $86,000 for the fiscal year ended April 27, 2002.

     The Company's Audit Committee has considered whether provision of the above non-audit services is compatible with maintaining the McGladrey & Pullen, LLP's independence and has determined that such services are compatible with maintaining McGladrey & Pullen, LLP's independence.


PROPOSAL #3 - APPROVE EMPLOYEE STOCK PURCHASE PLAN

     The Board of Directors has approved, subject to the shareholder approval, the Daktronics, Inc. 2002 Employee Stock Purchase Plan, which includes a total of 500,000 shares of the company's common stock reserved for issuance under the Plan. The Plan is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code. A general description of the Plan is set forth below, but such description is qualified in its entirety by reference to the full text of the Plan.

DESCRIPTION OF THE PLAN

     Purpose The purpose of the Plan is to provide eligible employees with an opportunity to increase their proprietary interest in the success of the Company by purchasing Common Stock from the Company on favorable terms and paying for such purchases through periodic payroll deductions.

     Administration The Plan is administered by the Compensation Committee of the Board (the "Committee"). The Committee interprets the Plan and makes all other policy decisions relating to the operation of the Plan.

     Eligibility Any employee of the company (or any designated subsidiary) whose customary employment is for more than five (5) months per calendar year and for more than twenty (20) hours per week and who has been employed for at least six months at the start of an offering period is eligible to participate in the Plan. Employees become participants under the Plan by delivering to the company an enrollment form authorizing payroll deductions within a specified period of time prior to the commencement of each offering period. No employee is permitted to purchase Common Stock under the plan if such employee owns more than five percent (5%) of the total combined voting power or value of all classes of stock of the Company or any parent or subsidiary of the company (including shares which may be purchased under the Plan or pursuant to any other options). In addition, no employee is entitled to purchase more than $25,000 worth of shares in any calendar year.

     Contribution Period Each calendar year, two offering periods each with a duration of 6 months will commence on November 1 and May 1. Each offering period contains one six-month contribution period, with purchases occurring at the end of each six-month contribution period. The first offering and contribution periods will commence on November 1, 2002 and terminate on April 30, 2003.

     Purchase Price The price of each share of Common Stock purchased under the Plan will be 85% of the lower of (i) the fair market value per share of common stock on the last trading day of the offering period or (ii) the fair market value per share of common stock on the last trading day before the offering date. The purchase price of the shares is accumulated by payroll deductions over each contribution period. The deductions may not exceed 15% of an employee's compensation and no more than 4,000 shares may be purchased on any purchase date. All payroll deductions of a participant are credited to his or her account under the Plan and such funds may be used for any corporate purpose.

     Termination Employees may end their participation in the Plan at any time during the contribution period, and participation ends automatically upon termination of employment with the Company.

     Change of Control In the event of a change in control, all offering periods and contribution periods will terminate and each outstanding purchase right will be exercised.

     Amendment The Board may amend or terminate the Plan at any time. However, the Board may not, without stockholder approval, increase the number of shares of Common Stock reserved for issuance under the Plan.

     Antidilution Provisions The Board of Directors shall equitably adjust the maximum number of shares of Common Stock reserved for issuance under the Plan in the event of stock splits or consolidations, stock dividends or other transactions in which the Company receives no consideration.

TAX INFORMATION

     The Plan is intended to be an "employee stock purchase plan" within the meaning of Section 423 of the Code. Under such a plan, no taxable income is recognized by participants either when a purchase right is granted at the beginning of the offering period or when shares are purchased at the end of a contribution period.

     The IRS has in the past stated that participants will recognize income in the year in which they make a disposition of the purchased shares. The term "disposition" generally includes any transfer of legal title, whether by sale, exchange or gift. It does not include a transfer to a participant's spouse, a transfer into joint ownership if the participant remains one of the joint owners or a transfer into a participant's brokerage account. Hence, a participant will be subject to federal income tax on the purchased shares only when he or she disposes of them.

     A participant's federal income tax liability will depend on whether he or she makes a qualifying or disqualifying disposition of the purchased shares. A qualifying disposition will occur if the sale or other disposition of those shares is made after the participant has held the shares for (a) more than two years after the start date of the applicable offering period, and (b) more than one year after the actual purchase date. A disqualifying disposition is any sale or disposition which is made before either of these two holding periods is satisfied.

     If a participant makes a qualifying disposition, he or she will recognize ordinary compensation income in the year of the qualifying disposition equal to the lesser of (a) the amount by which the fair market value of the shares on the date of the qualifying disposition exceeds the purchase price paid for those shares, or (b) 15% of the fair market value of the shares on the start date of the offering period during which those shares were purchased. The company is not entitled to an income tax deduction with respect to such disposition. Any additional gain recognized upon the qualifying disposition will be treated as long-term capital gain. In general, the current maximum federal income tax rate on long-term capital gain is 20%. If the fair market value of the shares on the date of the qualifying disposition is less than the purchase price a participant paid for the shares, there will be no compensation income, and any loss recognized will generally be a capital loss.

     If a participant disposes of the shares acquired under the plan prior to meeting the above described holding period, he or she will recognize ordinary compensation income in the year of disposition equal to the difference between the fair market value of the stock at the date of exercise and the purchase price and capital gain or loss equal to the difference between the amount realized on the sale and the fair market value on the date of exercise. The capital gain or loss realized will be treated as long-term if the participant held the stock at least twelve months. The company is entitled to an income tax deduction in the amount of the ordinary compensation income recognized by the participant with respect to the disqualifying disposition provided the company report such ordinary compensation income to the participant on Form W-2 or 1099 in the year of the disqualifying disposition.

     The IRS has historically treated the difference between the fair market value at the date of purchase over the purchase price, known as the spread, as not being deemed wages and subject to FICA, FUTA and income tax withholdings. The IRS had previously issued proposed regulations to be effective for stock acquired under Employee Stock Purchase Plans after December 31, 2002. Subsequent to these proposed regulations, the IRS issued a moratorium for an indefinite amount of time, and a notice that employers would not be required to implement the changes until at least two years after the regulations have been issued in final form. When the proposed regulations become effective, the spread would be considered wages under FICA and FUTA rules at the time of purchase and therefore subject to FICA and FUTA withholding at that time. No change has been proposed to the timing or amount of recognition of ordinary compensation income for income tax purposes.

     The foregoing is only a summary of the general effect of the U.S. federal income taxation upon participants and the company with respect to the purchase of shares under the Plan and the subsequent sale of such shares. This summary does not discuss the income tax laws of any state or foreign country in which a participant may reside. A participant should consult his or her own tax advisor as to the tax consequences of any particular transaction under the Plan.

VOTE REQUIRED

     The affirmative vote of holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve the plan. Abstentions will be considered shares entitled to vote in the tabulation of votes cast on the proposal and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

RECOMMENDATION

     The Board of Directors unanimously recommends a vote FOR the proposed Daktronics, Inc. 2002 Employee Stock Purchase Plan.

STOCK OPTION PLAN DISCLOSURES (data in thousands except price per share data)

         During fiscal year 2002, the Company established the 2001 Incentive Stock Option Plan and the 2001 Outside Directors Option Plan ("2001 Plans"), and ceased granted options under the 1993 Incentive Stock Option Plan, as amended and the 1993 Outside Directors Option Plan, as amended ("1993 Plans"). These plans were approved at the 2001 Annual Shareholder meeting.

          The 2001 Plans and the 1993 Plans authorize awards of incentive stock options to employees of the Company and nonqualified stock options to non-employees and outside directors as compensation for services rendered. Under both the 2001 Plans and the 1993 Plans, options granted may have a maximum term of 10 years in the case of the Incentive Stock Option Plan and seven years in the case of the Outside Directors Stock Option Plan and contain exercise prices equal to the market value at date of grant or 110% of market value at date of grant in the case of an employee who owns more than 10% of all voting power of all classes of the Company's stock then outstanding. The options generally vest ratably over a five-year period in the case of options granted under the Incentive Stock Option Plans and over a three-year period in the case of options granted under the Outside Directors Option Plans although under the 2001 Plans and the 1993 Plans the actual period of vesting is determined at the time of the grant.

         The total number of shares of stock reserved and available for distribution under the 2001 Incentive Stock Option Plan and the 2001 Outside Directors Pan are 1,200 and 400 shares, respectively. At April 27, 2002, there were 1,353 shares available for granting of options under the 2001 Plans. The total number of shares reserved under the 1993 Plans was 3,040. Although the 1993 Plans remain in effect for options outstanding, no new options are expected to be granted under the 1993 Plans.

     A summary of the status of the plans at April 27, 2002, April 28, 2001 and April 29, 2000, and changes during the years ended on those dates follows:

----------------------------------------------------------------------------------------------------------------
 (thousands except per share data)                  2002                     2001                   2000
Fixed Options                                 Shares    Weighted      Shares    Weighted      Shares    Weighted
                                                         Average                 Average                 Average
                                                        Exercise                Exercise                Exercise
                                                          Price                   Price                   Price
Outstanding at beginning of year               1,876      $ 3.46       1,804      $ 2.66       1,655      $ 1.93
Granted                                          255        8.11         302        7.09         399        5.09
Forfeited                                        (27)       3.77          (9)       5.21          (3)       2.47
Exercised                                       (219)       1.90        (221)       1.83        (247)       1.67
                                                ----                    ----                    ----
Outstanding at end of year                     1,885        4.32       1,876        3.46       1,804        2.66

    Options for 1038, 916 and 820 shares were exercisable at April 27,2002, April 28,2001 and April 29, 2000, respectively. The weighted average fair value of options granted were $3.51, $2.99 and $2.18 for the years ended April 27, 2002, April 28, 2001 and April 29, 2000 respectively.

================================================================================================================

OTHER MATTERS

     The Board of Directors of the Company knows of no other matters that may come before the meeting. However, if any matters other than those referred to above should properly come before the meeting calling for a vote of the shareholders, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.



SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

     Any proposal by a shareholder to be presented at the 2003 Annual Meeting must be received at the Company's principal executive offices, 331 32nd Avenue, Brookings, South Dakota 57006, addressed to the Secretary of the Company, not later than March 20, 2003.



                                             BY ORDER OF THE BOARD OF DIRECTORS,
                                             Carla S. Gatzke, Secretary



Dated:  22 July 2002